                                   CERTIFICATE
                                       OF
                                    AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                    PILGRIM GOVERNMENT SECURITIES INCOME FUND


         Nancy L. Peden and Theodore J. Cohen certify that:

1. They are the Vice President and Assistant Secretary, respectively, of Pilgrim Government Securities Income Fund, a California corporation.

2. Article I of the Articles of Incorporation is PILGRIM GOVERNMENT SECURITIES INCOME FUND, INC.

3. Article IV of the Articles of Incorporation of the Corporation is amended and restated in its entirety, as follows:

     (1) The total number of shares of stock which the Corporation has authority to issue is five billion (5,000,000,000) shares, designated "Pilgrim Government Securities Income Fund" shares.

     (2) The Pilgrim Government Securities Income Fund shares shall be divided into series. There is hereby designated a series of shares, designated "Class A" shares. The total number of Class A shares which the Corporation has authority to issue is, one billion (1,000,000,000). Upon the amendment of this Article, each outstanding share of Common Stock shall be reclassified as one Class A Pilgrim Government Securities Income Fund share.

     (3) The Pilgrim Government Securities Income Fund shares may be divided into such additional number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Pilgrim Government Securities Income Fund shares, and to fix the number of shares of any wholly unissued series of Pilgrim Government Securities Income Fund shares and the designation of any such wholly unissued series of Pilgrim Government Securities Income Fund shares. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     (4) Each series of Government Securities Income Fund shares shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

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          (a) i. All consideration received by the Corporation for the issuance or sale of any series of shares together with all income, earnings, profits and proceeds thereof, shall irrevocably belong to such series for all purposes, subject only to the rights of creditors, and are herein referred to as "assets belonging to" such series.

          ii. The assets belonging to such series shall be charged with the liabilities of the Corporation in respect of such series and with such series' share of the general liabilities of the Corporation, in the latter case in the proportion that the net asset value of such series bears to the net asset value of all series of shares outstanding. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, to a series.

          iii. Dividends or distributions on shares of each series, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such series, as determined by the Board of Directors.

          iv. In the event of the liquidation or dissolution of the Corporation, shareholders of each series shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to shareholders, the assets belonging to such series and the assets to distributable to the shareholders of such series shall be distributed among such shareholders in proportion to the number of shares of such series held by them.

     (b) A series may be invested with one or more other series in a common investment portfolio. Notwithstanding the provisions of paragraph (4)(a) of this
Article IV, if two or more series are invested in a common investment portfolio, the shares of each such series shall be subject to the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, and, if there are other series of stock invested in a different investment portfolio, shall also be subject to the provisions of paragraph (4)(a) of this Article IV at the portfolio level as if the series invested in the common investment portfolio were one series:

          (i) The income and expenses of the investment portfolio shall be allocated among the series invested in the investment portfolio in accordance with the value of the assets belonging to such series and in accordance with any order obtained from the Securities and Exchange Commission or any future amendment to such order or any rule or interpretation under the Investment Company Act of 1940, as amended.

          (ii) The dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock may vary from series to series invested in the same investment portfolio.

          (iii) The dividends and distributions of investment income and capital gains with respect to the series invested in the same investment portfolio shall be in such amounts as may be declared from time to time by the Board of Directors, and


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     such dividends and distributions may vary among the series invested in the same investment portfolio. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the series shall be determined by the Board of Directors in a manner that is consistent with any order obtained from the Securities and Exchange Commission or any future amendment to such order or any rule or interpretation under the Investment Company Act of 1940, as amended.

     (c) Except as otherwise provided by law or by these Articles, on each matter submitted to a vote of the shareholders, each holder of a share of stock shall be entitled to one vote for each share outstanding in such holder's name on the books of the Corporation irrespective of the series thereof. All holders of shares of stock shall vote as a single class except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more series of stock, in which case only the holders of shares of the series affected shall be entitled to vote.

4. Article V of the Articles of Incorporation of this Corporation is amended and restated in its entirety as follows:

     The Pilgrim Government Securities Income Fund shares shall be subject to redemption as hereinafter set forth:

     (1) Redemption of Shareholders:

          (a) Each shareholder of the Corporation at any time may redeem all or any portion of such shareholder's shares by tendering the shares to be redeemed in such manner as the Board of Directors of the Corporation may determine, and to receive the redemption price next determined after a proper tender is made to the Corporation. The redemption price is approximately equal to the shares' proportionate interest in the net assets of the Corporation belonging to such share's series and shall be determined in accordance with the provisions set forth in the current Prospectus of the Corporation under the Securities Act of 1933, and shall be paid in cash or in kind in such manner as the Board of Directors shall determine.

          (b) The right of redemption by the shareholders may be suspended (i) for any periods during which the New York Stock Exchange is closed (other than for customary weekend and holiday closings), (ii) when trading in the markets the Corporation normally utilizes is restricted or when an emergency exists as determined by the United States Securities and Exchange Commission as a result of which disposal of the Corporation's portfolio securities or a fair determination of the value of the Corporation's net assets is not reasonably practicable; or (iii) for such other periods as the United States Securities and Exchange Commission by order may permit for protection of the Corporation's shareholders.



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     (2) Redemption By Corporation:

          (a) At the option of the Corporation, to be exercised at the discretion of the Board of Directors, the Corporation may redeem the shares owned by a shareholder if at any time the shares of such shareholder do not have a total value (per share net asset value times the number of shares held) of at least $1,000. The Board of Directors shall cause written notice to be mailed to any such shareholder at the address of such shareholder as then reflected on the books of the Corporation of the Corporation's intention to exercise its option of redemption, and, unless such shareholder within 30 days following the mailing of such notice purchases such additional number of shares so that the value of all such shares then owned by such shareholder is at least $1,000, the Corporation shall on the date specified in such written notice redeem all shares owned by such shareholder at the aggregate per share redemption price next determined as provided in the current Prospectus of the Corporation under the Securities Act of 1933. Said redemption price shall be paid in cash or in kind in such manner as the Board of Directors shall determine.

          (b) At the option of the Corporation, to be exercised by the Board of Directors, the Corporation may redeem all or a portion of the shares owned by a shareholder if at any time, in the opinion of the Board of Directors, ownership of the Corporation's shares has or may become concentrated to an extent which would cause the Corporation to fail to qualify for tax treatment applicable to a "regulated investment company" under Subchapter M of the United States Internal Revenue Code of 1954, as amended, or any successor statute. No shareholder (or group of shareholders deemed to be a single shareholder under said Subchapter M) holding less than 5% of the net asset value of the Corporation shall be subject to redemption under this subparagraph. Such option shall be exercised by the Board of Directors causing written notice to be mailed to such shareholder, at the shareholder's address as then reflected on the books of the Corporation, of its intention to redeem all or a portion of such shares, and the Corporation shall redeem such shares upon the date specified in such notice at the redemption price thereof next determined as provided in the current Prospectus of the Corporation under the Securities Act of 1933.

     (3) General:

     Upon redemption by the shareholder or by the Corporation, as provided hereunder, the shareholder shall have no further rights relative to, or interest in, the shares redeemed, including, without limitation, the right to vote such shares or to receive further dividends in respect thereto, other than the right to receive payment of the redemption price on the date and in the manner specified by the Board of Directors.

5. The amendment set forth has been duly approved by the Board of Directors.

6. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 3,762,739.574. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.



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                                        ________________________________
                                        Nancy L. Peden, Vice President



                                        ________________________________
                                        Theodore J. Cohen, Assistant Secretary

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Dated:   _________________, 1997        ________________________________
                                        Nancy L. Peden


Dated:   _________________, 1997        ________________________________
                                        Theodore J. Cohen




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